EXHIBIT 10.33
                              EMPLOYMENT AGREEMENT

This Agreement is made as of as of the date last indicated below by and between MARK S. HELWEGE whose residence is located at 1627 Wood Quail, San Antonio, Texas 78248 (hereafter "Executive") and
INTELOGIC TRACE, INC. located at 8415 Datapoint Drive, San Antonio, Texas 78229 (hereafter "I T").

1.       The Employment Clause

         I T hereby agrees to and does hereby employ the Executive, and the Executive hereby agrees to and does hereby continue in the employ of I T, for the period set forth in paragraph 2 below (the Period of Employment), in the position and with the duties and responsibilities set forth in paragraph 3 below, and upon the other terms and conditions set forth in this Agreement.

2.       Period of Employment

         The Period of Employment shall commence on the date of this Agreement and, subject only to the provisions of Paragraphs 8 and 9 below, relating, respectively, to death and disability, shall continue until the close of business one (1) year from the date last written below or such later date as shall result from a written agreement executed by both parties to this Agreement. In the event that the Executive shall continue in the full-time employment of I T after such one (1) year period or such later date without a written extension of this Agreement, such continued employment shall be for successive annual periods and shall be subject to the terms and conditions of this Agreement and the period of Employment shall include the period during which the Executive in fact so continues in such employment.

3.       The Position

         a. It is contemplated that during the Period of Employment the Executive shall continue to serve as President and Chief Executive Officer.

         b. At all times during the Period of Employment, the Executive shall hold a position of responsibility and importance, with the functions, duties and the responsibilities of an officer of I T. I T reserves the right to make such organizational and reporting changes as the Office of the President may, in good faith, deem desirable and for the good of I T.

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4.       The Performance Clause

         Throughout the Period of Employment, the Executive agrees to devote Executive's full time and undivided attention during normal business hours to the business and affairs of I T and its subsidiaries and divisions, except for earned vacations and except for illness or incapacity; but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for

         a) serving as a director, trustee or member of a committee of any organization involving no conflict of interest with the interests of I T;

         b) delivering lectures, fulfilling speaking engagements, teaching at educational institutions or business organizations;

         c)       engaging in charitable and community activities; and

         d) managing Executive's personal investments, provided that such activities do not, individually or together, interfere with the regular performance of duties and responsibilities under this Agreement.

5.       The Compensation Clause

         a. For all services to be rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive, officer, director or member of any committee of I T and its subsidiaries, divisions and affiliates, the Executive shall be paid as compensation:

                  i) a base or fixed salary, payable not less often than at the end of each bi-weekly period, at the rate of $6,346.15 and shall thereafter be increased to $7,692.30 per bi-weekly period upon the earlier of
                           (i) I T generating a net profit before taxes in any quarter, or (ii) as of the closing date if I T is sold; and

                  ii) An annual incentive award or bonus earned under I T's Management Incentive Compensation Plan or such equivalent successor plan as may be adopted by I T.

                  iii) for the 1995 fiscal year, the Management Incentive Compensation Plan shall provide that Executive shall be entitled to a bonus of .75% of I T's net operating income from operations up to $5 million and 1% of all net operating income above $5 million, subject to a maximum annual payment of $75,000, which will be paid quarterly based upon year-to-date

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                           performance within twenty (20) days of the
                           publication of I T's 1995 quarterly results provided that Executive is actively employed on such date.

         b. Any increase in salary pursuant to (a) above or in annual incentive awards or other compensation shall in no way diminish any other obligations of I T under this Agreement.

         c. The compensation provided for in paragraph (a) above, together with the perquisites and benefits set forth in paragraph 6 below, are in addition to the benefits provided for in paragraph 7 of this Agreement.

         d. I T shall promptly establish a new qualified employee stock option plan substantially similar to the 1985 Employee Stock Option Plan of I T. Executive shall be provided with a grant of stock options under the new stock option plan. The quantity and vesting schedule shall be mutually agreed upon with the quantity to be commensurate with the office of the Executive.

         Provisions for Perquisites

         During the Period of Employment the Executive shall be entitled to perquisites, including, without limitation, an appropriate office, secretarial and clerical staff, and fringe benefits provided Executive at the time of this Agreement, including tax preparation assistance, an automobile allowance of $650 per month, as well as the reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of Executive's duties. Executive should be entitled to four (4) weeks of vacation per year.

7.       Employee Benefit Plans

         a. The Executive, Executive's dependents and beneficiaries, including, without limitation, any beneficiary of a joint and survivor or other optional method of payment applicable to the payment of benefits under the Retirement Income Plan of I T, as defined in paragraph (c) below, shall be entitled to all payments and benefits and service credit under the terms of employee benefit plans and practices of I T, including, without limitation, the 401(k) Plan of I T, as defined in paragraph (c) below, its death benefit plans (consisting of its Executive Benefit Plan for Management Employees providing term life insurance, accidental death and dismemberment insurance, and travel accident insurance), its disability benefit plans providing salary continuation, sickness and accident and long-term disability benefits, its standard medical, dental and health, and welfare plans and other present or equivalent successor plans and practices of I T.

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                  Executive shall participate in I T's Executive Medical Plan subject to a maximum of $15,000 per annum.

         b. Nothing in this Agreement shall preclude I T from amending or terminating any employee benefit plan or practice, including, but not limited to, the 401(k) Plan but, it being the intent of the parties that the Executive shall continue to be entitled during the Period of Employment to perquisites as set forth in paragraph 6 above at least equal to those attached to Executive's position on the date of this Agreement, nothing in this Agreement shall operate or be construed to reduce, or authorize a reduction, without the Executive's written consent, in the level of such perquisites and benefits taken as a whole; provided, however, that I T reserves the unilateral right to revise or terminate any such perquisites or benefits if such revision or termination applies to all employees eligible to receive same. If and to the extent that such perquisites, benefits, and service credits are not payable or provided under any such plans or practices by reason of such amendment or termination thereof, I T itself shall pay or provide therefor.

8.   Effect of Death

         In the event of the death of the Executive during the Period of Employment, the legal representative of the Executive shall be entitled to the base or fixed salary provided for in paragraph 5(a)(i) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any payments otherwise due in respect of the Executive's death.

9.       Effect of Disability

         a. In the event of the Disability of the Executive during the Period of Employment, the Executive shall be entitled to an amount equal to the base or fixed salary provided for in paragraph 5(a)(i) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability but not in excess of twelve (12) months from the end of the period that establishes such Disability, as described in paragraph 9(c) below.

         b. The amount of any payments due under paragraph 9(a) shall be reduced by any payments to which the Executive may be entitled for the same period because of disability under any disability or pension plan of I T or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or non-occupational disability payments received from any governmental entity.
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         c.       The term "Disability", as used in this Agreement, shall
                  mean an illness or accident occurring during the Period of Employment which prevents the Executive from performing Executive's duties under this Agreement for a period of six (6) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such six (6) month period but without prejudice to any payments due the Executive in respect of disability under paragraph 9(a) or otherwise due to Executive or Executive's legal representative or beneficiary.

10.      Provision of Severance Allowance

         a. In the event of termination of the employment of the Executive by I T during the Period of Employment for any reason other than for Cause, as defined in paragraph 10(d) below, I T shall pay the Executive a severance allowance by continuing Executive's base or fixed salary for thirty-nine (39) consecutive bi-weekly pay periods commencing as of the date of termination plus $20,000 as a lump sum on such date of termination plus a bonus of a pro rata amount based upon Executive's last preceding Management Incentive Compensation award.

         b. During the period that the payments provided for in paragraph 10(a) are required to be made, the Executive, Executive's dependents, and beneficiaries shall continue to be entitled to receive an automobile allowance and continuation all life and health insurance to the same extent as if the Executive were still employed during such period. If and to the extent that such benefits shall not be payable under any such plan by reason of the Executive's no longer being an employee of I T, I T shall itself pay or provide for payment of such benefits to the Executive, Executive's dependents and beneficiaries.

         c. For the purpose of this Agreement, termination of the Executive's employment shall be deemed to have been for Cause (and in which case I T shall have no obligation to Executive whatsoever) only:

                  i) if termination of Executive's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of the Executive which, if convicted, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Executive at the expense of I T, or

                 ii) if the Executive shall breach the provisions set forth in the Memorandum of Employment between Executive and I T, or

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                iii)       if termination of Executive's employment results
                           from Executive's unreasonable neglect or refusal of Executive to perform the duties appropriate to Executive's position and Executive has been given written notice by the Office of the President with respect to such neglect or refusal and Executive continues to unreasonably refuse or neglect the performance of the duties specified, or

                 iv) if there has been a breach by the Executive during the Period of Employment of the provisions of paragraph 4 above, relating to the time to be devoted to the affairs of I T, and with respect to any alleged breach of paragraph 4 hereof, the Executive shall have substantially failed to remedy such alleged breach within thirty (30) days from Executive's receipt of written notice from the Office of the President.

         e. During the period that Executive accepts the severance allowance provided herein, Executive agrees not to directly recruit or solicit any employee or customer of I T or actively participate in the solicitation of any employee or customer of I T.

         f. In order to obtain the severance allowance provided for in this Article, Executive shall submit a Request for Severance identical to Exhibit A hereof. I T shall have no obligation to pay any severance allowance unless and until Executive shall have submitted the Request for Severance.

11.      No Trust Created

         Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds which may be set aside or provided for in this Agreement shall continue for all purposes to be a part of the general funds of I T and no person other than I T shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from I T under this Agreement, such right shall be no greater than the right of any unsecured general creditor of I T.

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12.      Successor In Interest

         This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of I T by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser or assignee of I T, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

13.  Invalid Provision

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

14.  Arbitration of Disputes

         The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration in San Antonio, Texas by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then obtaining and in accordance with the substantive laws of the State of Texas. If the parties cannot agree upon an arbitrator out of the panel for the sole purpose of selecting an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the Courts of the State of Texas. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive or if the arbitrator finds that Executive exercised good faith in demanding arbitration of any such dispute.

15.      Governing Laws

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas.

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16.      Entire Agreement

         This Agreement shall constitute the entire agreement between the parties superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by both parties hereto after first being authorized by the Compensation Committee of the Board of Directors of I T and recorded in the approved minutes of such meeting. This Agreement shall become effective as of the date of confirmation of the reorganization plan of I T and shall at such time supersede the Agreement of July 28, 1991, as amended, on July 31, 1992 and June 1, 1994.

Executed as of the 1st day of December, 1994.


                                              INTELOGIC TRACE, INC.

MARK S. HELWEGE                               By:  PHILIP D. FREEMAN
Mark S. Helwege
"Executive"
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